Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206895 on Form S-8 of Truist Financial Corporation of our report dated June 28, 2021 appearing in this Annual Report on Form 11-K of Truist Financial Corporation 401(k) Savings Plan for the year ended December 31, 2020.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois
June 28, 2021